Exhibit 99.1

CONSENT

           In accordance with Section 321(b) of the Trust Indenture Act of 1939, the undersigned, U.S. BANK NATIONAL ASSOCIATION hereby consents that reports of examination of the undersigned by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.

Dated: May 24, 2006

U.S. BANK NATIONAL ASSOCIATION By: /s/ Vaneta I. Bernard Vaneta I. Bernard Title : Vice President

By:     /s/ Karen R. Beard
        Karen R. Beard
        Title: Vice President